Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Bank Announces Change to Virtual Format
For May 7, 2020 Annual Meeting of Shareholders

TALLAHASSEE, FL  -- April 16, 2020 -- Prime Meridian Holding Company (OTCQX: PMHG) the holding company for Prime Meridian Bank, has announced its 2020 annual meeting of shareholders will now take place virtually due to the public health impact of the coronavirus pandemic and to protect the health and well-being of our shareholders, employees and communities.

As previously announced, the date and time of the Annual Meeting will be Thursday, May, 7, 2020 at 6:00 pm Eastern Time. As described in the proxy materials for the annual meeting, shareholders are encouraged to participate in the annual meeting if they were a shareholder of record as of the close of business on March 18, 2020, the record date for the annual meeting.

Shareholders will be able to attend the meeting online, vote their shares electronically, and submit their questions during the meeting by visiting: http://www.meetingcenter.io/287824471. To be admitted to the virtual meeting, registered shareholders must enter the control number found on their proxy card and enter the password PMHG2020.  Shareholders who utilize a broker to hold their shares must contact their broker for their legal proxy and forward that proxy to Computershare (legalproxy@computershare.com) to obtain a control number to attend and vote during the meeting.

As an alternative, shareholders may attend the meeting as a Guest, though the ability to submit questions and/or vote their shares will not be an option.

We encourage all shareholders to vote and submit proxies in advance of the annual meeting using one of the available methods described in the proxy materials (mail, online or by phone). The proxy card included with the proxy materials previously distributed will not be updated to reflect the information in this release and may continue to be used to vote shares in connection with the annual meeting.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank.  Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama.  The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida.  As of December 31, 2019, the Bank had 88 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

CONTACT:       Sammie D. Dixon, Jr., Vice Chairman, President and CEO

(850) 907-2300

                             Prime Meridian Holding Company

                             Website: www.primemeridianbank.com